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                                                                   EXHIBIT 10.32

December 9, 1997

Mr. Michael A. Zawalski
Chief Financial Officer
Ryder TRS, Inc.
1560 Broadway, Suite 1800
Denver, CO 80202

Re:  Restructuring and Turnaround Services

Dear Mr. Zawalski:

This letter outlines the understanding effective July 1, 1997 between Jay Alix & Associates, a Michigan corporation ("JA&A") and Ryder TRS, Inc. (the "Company") of the objective, tasks, work product and fees for the engagement of JA&A to provide financial consulting services to the Company.

                                   OBJECTIVE

 .  Assist the Company and its owners to improve the operating performance of

Ryder TRS.
                                     TASKS

 . Ron Rittenmeyer to serve as Acting President and Chief Operating Officer, reporting to the Board of Directors through the Office of the Chairman.

 .  Joe Szmadzinski to serve as Interim Chief Information Officer, reporting to
   Rittenmeyer.

 . Assist management in making a full review of all financial and operating procedures and controls to determine their adequacy, and in implementing improvements as may be necessary.

 .  Assist in other matters as may be mutually agreed upon.

                                  WORK PRODUCT

Our work product will be in the form of:

 .  Information to be discussed with you and others, as you may direct.

 .  Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.
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Mr. Michael A. Zawalski
December 9, 1997
Page 2

                                    STAFFING

Ron Rittenmeyer is the principal responsible for the overall engagement. He is being assisted by a staff of consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us. Rittenmeyer understands the Company's need to recruit its own staff and not rely on consultants to provide basic business functions. Based upon tasks to be completed and the Company's current staffing levels, however, at least for a time, Rittenmeyer will require a number of JA&A to assist him with this engagement.

                    ENGAGEMENT LETTER DATED OCTOBER 15, 1996

The Company entered into an engagement letter with JA&A dated October 15, 1996. Such engagement is hereby terminated by mutual agreement effective June 30, 1997, and the engagement covered by this letter commenced on July 1, 1997. Those sections of the engagement letter dated October 15, 1996 that survive the termination of the engagement shall survive and are not affected by this stipulated engagement conclusion. It is agreed that no Contingent Success Fee shall be payable under the October 15, 1996 engagement letter notwithstanding the Company's financial results in 1997 or 1998. The Contingent Success Fee provided for in this letter agreement shall be the only such fee which may become payable to JA&A.

                            TIMING FEES AND EXPENSES

JA&A shall use the $250,000 retainer from our engagement letter dated October 15, 1996 as a retainer for this engagement.

This engagement will be staffed full time by Rittenmeyer and other JA&A staff who will be invoiced to the Company based on the hours they work on Ryder TRS. Rates will be as follows:

            STAFF                            RATE
---------------------------------------------------------------
Ron Rittenmeyer                 $425 per hour worked
---------------------------------------------------------------
Joe Szmadzinski                 $425 per hour worked
---------------------------------------------------------------
Al Koch                         $238 per hour worked
---------------------------------------------------------------
Other JA&A Principals           Not more than $425 per hour
                                worked
---------------------------------------------------------------
Senior Associates               Not more than $325 per hour
                                worked
---------------------------------------------------------------
Associates                      Not more than $225 per hour
                                worked
---------------------------------------------------------------

It is understood that JA&A staff member Rittenmeyer will devote substantially full time to the Ryder TRS engagement. However, the Company acknowledges that he has a number of other responsibilities within JA&A and will, from time to time, need to attend to those responsibilities.
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Mr. Michael A. Zawalski
December 9, 1997
Page 3

Additionally, full time assigned staff will periodically take time away from the Company because of illness, vacation or holidays, all of which shall be taken in accordance with JA&A policies.

Joe Szmadzinski will continue to assist the Company with its information systems projects on an as needed basis; additionally, he is serving as the Company's Acting Chief Information Officer pending recruitment of a full-time person in an executive search that is already in process. His time will be charged to the Company based upon actual hours worked.

Al Koch will assist Rittenmeyer as appropriate or as requested by the Company.

At the present time, there are a number of other JA&A staff who are involved in assisting with a number of other projects that are designed to help improve operational controls and accountability. They represent staff that will be used only until a permanent replacement is hired or their projects come to completion. These projects are being reported on in regular Management Meetings which include one or more members of the Company's Board of Directors in attendance.

In addition to the fees set forth above, the Company shall pay directly or reimburse JA&A upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.

As noted we will require a retainer of $250,000 to be applied against the time charges, excluding expenses, specific to the engagement; such retainer has been applied from our engagement letter dated October 15, 1996 as previously described. We will submit monthly invoices for services rendered and expenses incurred as described above, and we will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed upon amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

                             CONTINGENT SUCCESS FEE

The Company is undertaking a number of important tasks in which JA&A staff are expected to play a key role. If these actions are deemed to be successful by the Company's Board of Directors, then we will ask the Board to consider paying JA&A an additional contingent success fee. Whether or not to award such a contingent success fee and the amount, if any, of such fee shall be at the sole discretion of the Company's Board of Directors.

                          RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. JA&A is not to be considered an employee or agent of the Company and the employees of JA&A are not entitled to any of the benefits that the Company provides for the Company's employees.
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Mr. Michael A. Zawalski
December 9, 1997
Page 4

The Company also agrees not to solicitor recruit any employees or agents of JA&A without JA&A's prior written consent for a period of two years subsequent to the completion and/or termination of this agreement.

                                CONFIDENTIALITY

JA&A agrees to keep confidential all information obtained from the Company.
JA&A agrees that neither it nor its directors, officers, principals, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JA&A may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, JA&A will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all advice (written or oral) given by JA&A to the Company in connection with JA&A's engagement is intended solely for the benefit and use of the Company (limited to its management) in considering the transactions to which it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks and programs referred to herein or in discussions with the Company's lenders or debt holders, without JA&A's prior approval (which shall not be unreasonably withheld) except as required by law. This agreement will survive the termination of the engagement.

                          FRAMEWORK OF THE ENGAGEMENT

The Company acknowledges that it is hiring JA&A purely to assist and advise the Company in business management, planning and restructuring. JA&A's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

                            INDEMNIFICATION OF JA&A

In engagements of this nature where we act as managers and consultants, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of

Mr. Michael A. Zawalski
December 9, 1997
Page 5

counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to actions taken or omitted to be taken by us in bad faith.

                          INDEMNIFICATION OF OFFICERS

In addition to the foregoing indemnification, Ron Rittenmeyer and Joe Szmadzinski shall be deemed to be officers of the Company and shall, along with other JA&A personnel who serve as officers of the Company, be individually covered by the same indemnification and directors' and officers' liability insurance as is applicable to other officers of the Company.

                            TERMINATION AND SURVIVAL

The agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JA&A will be entitled to any fees and expenses due under this agreement's provisions. Such payment obligation shall inure to the benefit of any successor or assignee of JA&A.

The obligations of the parties under the Indemnification of JA&A, Indemnification of Officers, and Confidentiality sections of this agreement shall survive the termination of the agreement as well as the other sections of this agreement which expressly provide that they shall survive termination of this agreement.

                                 GOVERNING LAW

This letter agreement is governed by and construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

                                   CONFLICTS

We know of no fact or situation which would represent a conflict of interest for us with regard to the Company. We do wish to disclose the following information:


 . All of the principals of JA&A, including Jay Alix, the Managing General
  Partner of Questor Partners Fund, L.P. own general and/or limited partnership interests in Questor Partners Fund, L.P. or Questor Side-by-Side Partners, L.P., a related entity.
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Mr. Michael A. Zawalski
December 9, 1997
Page 6

 . Chase Bank, a lender to the Company and one of the equity investors in the new entity, is also a limited partner of Questor and with whom the Company has a number of contractual relationships is presently a client of JA&A. Work on the engagement is currently on-going.

                                  SEVERABILITY

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

                                ENTIRE AGREEMENT

All of the above contains the entire understanding of the parties relating to the services to be rendered by JA&A and may not be amended or modified in any respect except in writing signed by the parties. JA&A will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

                                    NOTICES

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

If these terms meet with your approval, please sign and return the enclosed copy of this proposal.

We look forward to working with you.

Sincerely yours,

JAY ALIX & ASSOCIATES

/s/
A. A. Koch
Managing PrincipalAcknowledged and Agreed to:

RYDER TRS, INC.

By:      /s/ Michael A. Zawalski
     ---------------------------------

Its:     Chief Financial Officer
         -----------------------------
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Mr. Michael A. Zawalski
December 9, 1997
Page 7

Dated:
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